Exhibit 99.1

August 6, 2003

Quarterly Report
Second Quarter 2003

     In June our shareholders approved the action to change our holding company name from Bourbon Bancshares, Inc. to Kentucky Bancshares, Inc. The purpose of this change was to establish a more recognizable connection between the parent holding company and the subsidiary, Kentucky Bank. This change makes us consistent with common industry practice. This is the first quarterly report we have published since our name changed to Kentucky Bancshares, Inc.

     Newly issued certificates will bear our new name, but the existing ones will still be valid. There will be no need for any stock certificates to be exchanged. We also have been assigned a different stock symbol, KTYB, reflecting the new name.

     On July 8 we announced an agreement to acquire First Federal Savings Bank, a $75 million institution in Cynthiana. We hope to receive regulatory approval and close the transaction in the fourth quarter. The consideration paid is cash, so no new shares will be issued. This addition will give us a much larger presence in this central Kentucky community. We believe the fit with our present franchise is extremely good.

     Operating results for the second quarter continued to be slightly behind last year. Earnings for the quarter were $1.17 million, down a little from $1.22 million for the same period in 2002. Earnings per share after dilution, were 42 cents this quarter compared with 44 cents the prior year. The main reason for the decline is pressure on our net interest income.

     Our performance is due to both the record low interest rate environment and weaker loan demand. These are normal results in a period of weakness in the national economy. Using the past as an indicator, this environment should be cyclical. When the economy begins to strengthen, interest rates should rise and loan demand increase. With our offices located in attractive markets, we believe we are very well situated for the future.

Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET

                                                                                                        Percentage
                                                      6/30/2003                       6/30/2002           Change

Assets
  Cash & Due From Banks                             $ 10,822,793                    $  9,467,851           14.3%
  Securities                                          89,958,786                      86,264,667            4.3
  Loans Held For Sale                                  4,328,286                         530,930          715.2
  Loans                                              282,939,998                     282,731,173            0.1
  Reserve for Loan Losses                              3,040,848                       3,840,075          -20.8
    Net Loans                                        279,899,150                     278,891,098            0.4
  Federal Funds Sold                                     200,000                         212,000           -5.7
  Other Assets                                        19,876,325                      19,498,434            1.9
     Total Assets                                   $405,085,340                    $394,864,980            2.6%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $ 56,838,988                    $ 50,526,695           12.5%
    Savings & Interest Checking                      107,896,175                     108,937,376           -1.0
    Certificates of Deposit                          140,602,978                     141,867,205           -0.9
      Total Deposits                                 305,338,141                     301,331,276            1.3
  Repurchase Agreements                                1,391,695                       2,067,034          -32.7
  Other Borrowed Funds                                49,030,237                      46,774,155            4.8
  Other Liabilities                                    3,575,597                       3,396,754            5.3
    Total Liabilities                                359,335,670                     353,569,219            1.6
  Stockholders' Equity                                45,749,670                      41,295,761           10.8
    Total Liabilities & Stockholders' Equity        $405,085,340                    $394,864,980            2.6%



CONSOLIDATED INCOME STATEMENT

                                                       Six Months Ending                          Three Months Ending
                                                                         Percentage                                    Percentage
                                           6/30/2003       6/30/2002       Change      6/30/2003       6/30/2002         Change

Interest Income                          $ 11,273,413    $ 12,380,810       -8.9%    $  5,611,357    $  6,104,749         -8.1%
Interest Expense                            3,968,297       5,016,491      -20.9        1,926,617       2,409,299        -20.0
  Net Interest Income                       7,305,116       7,364,319       -0.8        3,684,740       3,695,450         -0.3
Loan Loss Provision                           450,000         702,000      -35.9          225,000         501,000        -55.1
  Net Interest Income After Provision       6,855,116       6,662,319        2.9        3,459,740       3,194,450          8.3
Other Income                                3,374,168       3,026,489       11.5        1,703,984       1,648,531          3.4
Other Expenses                              6,937,021       6,076,009       14.2        3,532,437       3,087,753         14.4
  Income Before Taxes                       3,292,263       3,612,799       -8.9        1,631,287       1,755,228         -7.1
Income Taxes                                  937,340       1,095,577      -14.4          459,442         533,848        -13.9
  Net Income                                2,354,923       2,517,222       -6.4        1,171,845       1,221,380         -4.1
Net Change in Unrealized Gain (loss)
  on Securities                               292,916         570,295       48.6          272,188         557,974         51.2
  Comprehensive Income                   $  2,647,839    $  3,087,517      -14.2%    $  1,444,033    $  1,779,354        -18.8%

Selected Ratios
  Return on Average Assets                       1.14%           1.27%                       1.14%           1.22%
  Return on Average Equity                       10.5            12.6                        10.4            12.1

  Earnings Per Share                          $  0.85         $  0.91                     $  0.42         $  0.44
  Earnings Per Share - assuming dilution         0.84            0.90                        0.42            0.44
  Cash Dividends Per Share                       0.38            0.34                        0.19            0.17
  Book Value Per Share                          16.48           14.89

  Market Price                                 High            Low             Close
    Second Quarter '03                         $29.00          $28.00          $29.00
    First Quarter '03                          $28.50          $25.50          $28.50

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